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               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549



                            FORM 8-K

                         CURRENT REPORT


                  Pursuant to Section 13 of the
                 Securities Exchange Act of 1934


         Date of Earliest Event Reported:  July 3, 1995


                   NEW ENGLAND ELECTRIC SYSTEM

       (exact name of registrant as specified in charter)






Massachusetts            1-3446              04-1663060
(state or other          (Commission         (I.R.S. Employer
jurisdiction of          File No.)           Identification No.)
organization)


       25 Research Drive, Westborough, Massachusetts 01582

            (Address of principal executive offices)

                         (508) 389-2000
      (Registrant's telephone number, including area code)
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Item 5.  Other Events
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     As previously reported in the New England Electric System
(NEES) 1994 Annual Report, the three states served by retail subsidiaries of NEES (the NEES Companies) have been considering various proposals for allowing electric customers greater choice over their electricity supplier. The Massachusetts Department of Public Utilities (MDPU) has been holding hearings on the regulation and structure of the electric utility industry. The Rhode Island Public Utilities Commission (RIPUC) convened a task force of utilities, commercial and industrial customers, and other interested parties to prepare a report on restructuring the industry. In these two proceedings, Massachusetts Electric Company and The Narragansett Electric Company (Narragansett Electric), the NEES Companies operating in Massachusetts and Rhode Island respectively, have filed with the respective commissions a set of interdependent principles for industry restructuring. These principles, which were agreed to by groups representing environmental, non-utility generation, utilities, and large and small customer interests, include provisions for increased customer choice while allowing utilities to recover the cost of their past commitments, as well as provisions for protecting residential customers, encouraging renewable resources and energy conservation, and honoring contracts with independent power producers. The parties agreeing to the principles suggested to the MDPU and RIPUC that the parties be permitted a six month period for discussions and negotiations on a more detailed plan. The MDPU and RIPUC are expected to issue separate decisions this summer.

     On July 3, 1995, the Governor of Rhode Island vetoed two bills designed to provide certain customers in industrial parks with the right to buy power in the open market, rather than through the local electric utility. The vetoes are subject to override by the Rhode Island Legislature. Because Narragansett Electric believed that the proposed legislation would result in piecemeal deregulation that would not be fair to customers or shareholders and would circumvent the comprehensive proceedings mentioned above, Narragansett Electric urged the Governor to exercise his veto. Narragansett Electric committed that, if the measures were not enacted into law, Narragansett Electric would provide a two year rate credit to manufacturing customers at an expected cost to Narragansett Electric shareholders of approximately $2 million per year. (Narragansett Electric's current rate filing proposed a $3 million discount for manufacturers, but was conditioned on manufacturers signing service extension discount agreements and would have been recoverable from other customers.) In addition, Narragansett Electric committed to submit, by July 1, 1996, a specific and detailed proposal to the RIPUC addressing the issues associated with providing open access to Narragansett Electric's distribution system for its large commercial and industrial
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customers.  Among other things, that filing would address the proper means for recovering past costs incurred to serve exiting customers through a compensatory access charge. If the charges are approved by the RIPUC, the appropriate access tariffs would then be filed with the Federal Energy Regulatory Commission.

     Also, as previously reported, the New Hampshire Public Utilities Commission (NHPUC) is considering the proposal of a new company (Freedom Electric Company) to sell electricity at retail to large customers of another utility and the New Hampshire Legislature has been considering several bills concerning electric industry restructuring and competition. On June 6, 1995, the NHPUC issued an order in the Freedom Electric docket
addressing preliminary issues.   The NHPUC found, in a split
decision, that it does not believe franchise territories in New Hampshire are exclusive as a matter of law. The order also stated that it did not believe federal law precluded the NHPUC from authorizing retail wheeling. However, the order makes clear that Freedom Electric must obtain additional regulatory approvals at the state and federal level before it could operate as a public utility in the franchise territory of another utility. Granite State Electric Company, the NEES Company serving New Hampshire customers, has intervened in the proceeding. Granite State is filing a motion for rehearing on these matters.

     In addition, legislation effective January 1, 1996 was signed into law in June 1995 in New Hampshire which instructs the NHPUC to establish a retail competition pilot program open to all classes of customers. The NHPUC will first have to determine that the pilot program would be fair, lawful, and in the public good. The legislation also establishes a legislative committee on retail wheeling and restructuring. The committee is to report its findings by November 1, 1995.

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                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.


                         NEW ENGLAND ELECTRIC SYSTEM


                             s/Alfred D. Houston
                         By _________________________
                            Alfred D. Houston,
                            Executive Vice President
                            and Chief Financial Officer



July 5, 1995

The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of the Commonwealth of Massachusetts. Any agreement, obligation, or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.